Exhibit 5.2

                               FG/ELK/M0605-128                13 September 2004
                              +31 (0)20 711 9147

Deutsche Telekom International Finance B.V.
Strawinskylaan 1243
1077 XX Amsterdam

Dear Sirs,

                   Deutsche Telekom International Finance B.V.
                               US$ 10,000,000,000
                         US Shelf Registration Statement


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I.      Description of Transaction / Scope of our role

We have acted as special legal counsel (advocaat) in The Netherlands for Deutsche Telekom International Finance B.V. of Strawinskylaan 1243, 1077 XX Amsterdam, The Netherlands (the "Issuer") for the sole purpose of rendering a legal opinion as to certain specific matters of Netherlands law in connection with the shelf registration by the Issuer and Deutsche Telekom AG (the "Company") under the United States Securities Act of 1933, as amended (the "Securities Act") of debt securities with an aggregate initial public offering price of up to U.S.$ 10,000,000,000 (or the equivalent thereof in another currency or composite currencies) ("Debt Securities") of the Issuer, which Debt Securities are stated to be unconditionally and irrevocably guaranteed as to payment of principal, premium (if any) and interest (the "Guarantee") by the Company, as described in the registration statement on Form F-3 filed with the Securities and Exchange Commission (the "Registration Statement"). The Debt Securities will be issued pursuant to an indenture (the "Indenture") entered into among the Company, the Issuer and Citibank N.A., as trustee (the "Trustee"), which is filed as an exhibit to the Registration Statement.

II.      Documents Examined

For the purpose of this opinion we have examined a copy of a draft Registration Statement (the "Registration Statement"), the form of the Debt Securities, the form of the Guarantee, the Indenture (together with the form of the Debt Securities and the form of the Guarantee, the "Documents"), as well as the following documents:

(a) a faxed copy of an extract (uittreksel) dated 23 June 2004 from the Commercial Register of the Amsterdam Chamber of Commerce (the "Chamber") relating to the registration of the Issuer under number 33274743 and confirmed to us by the Chamber by telephone on the time and date hereof to have remained unaltered since that date; and

(b) a faxed copy of the articles of association (statuten) of the Issuer as they stand since their latest amendment on 24 November 1995, which are the currently effective articles of association of the Issuer (the "Articles of Association") according to the extract referred to under
         (a) above.

We have also relied as to certain matters on information obtained from public officials, officers of the Issuer and the Company and other sources believed by us to be responsible.

III.     Assumptions

In giving the opinion expressed below we have, with your permission, assumed:

(i) the due compliance with all matters (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, lodgments, registrations and notifications and the payment of stamp duties and other taxes) under any law other than that of The Netherlands as may relate to or be required in respect of the Documents, including the Debt Securities and the Guarantees and the offer and sale thereof as contemplated in The Registration Statement;

(ii) the Issuer complies and will remain in compliance with the criteria set out in article 3 and article 4 of the Exemption Regulation of the Minister of Finance ("MvF") of 26 June 2002 pursuant to the Dutch Act (the "Exemption Regulation") on the Supervision of Credit Institutions 1992 (Wet toezicht kredietwezen 1992; "WTK") in particular that:

        (a) the Issuer and the Company belong to one group (concern) as defined in the Exemption Regulation (the "Group") and the Issuer is a(n indirect) subsidiary (dochtermaatschappij) of the Company within the meaning of Article 2:24a of the Netherlands Civil Code (Burgerlijk Wetboek);

        (b) at least 95% of the Issuer's balance sheet total currently consists and will continue for the life of the Debt Securities to consist of loans and/or investments within the Group;

        (c) the Company has given or (as regards to future liabilities) will give an unconditional guarantee for all liabilities resulting from receipt by the Issuer of repayable funds (opvorderbare gelden), except for funds raised from professional market parties (as defined in the Exemption Regulation) or within a `closed' circle within the meaning of the Exemption Regulation;

        (d) as long as the Debt Securities are outstanding, the Company will have a positive consolidated shareholder's equity (positief geconsolideerd eigen vermogen) within the meaning of Section 2:373 of the Netherlands Civil Code;

        (e) insofar as repayable funds will be received by the Issuer by means of the issue of securities within the meaning of in
                Section 1 sub a of the Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995, the "SMSA"), such receipt will be in accordance with the provisions laid down by or pursuant to the SMSA;

(iii) that under the laws of the State of New York, United States of America, to which they are expressed to be subject, and under the laws of any other jurisdiction (other than, with respect to the Debt Securities, The Netherlands):

         (a) any Debt Securities issued by the Issuer and any Guarantee issued by the Company from time to time constitute and will at all times constitute valid and legally binding obligations of the Issuer and the Company, respectively, enforceable against each of them in accordance with their respective terms;

         (b) the choice of the laws of the State of New York to govern the Debt Securities and the Guarantee is a valid and binding selection;

(iv) the Debt Securities will only be offered anywhere in the world, and such an offer will only be announced, in accordance with the SMSA (including, to the extent required and among other things, that appropriate selling restrictions are included in the offer documentation);

(v) that, without prejudice to our opinion in ss. 4 below, the Netherlands courts will, in giving effect to the choice of law provision of the Debt Securities, apply the laws of the State of New York, United States of America correctly;

(vi) none of the Debt Securities qualify as a game or wager (spel en weddenschap) within the meaning of Section 7A:1811 Netherlands Civil Code and no issue of Debt Securities falls within the scope of the Gaming Act (Wet op de Kansspelen);

(vii) that the Issuer does not have a works' council and that no works' council advice is or will be needed for the Issuer to issue Debt Securities elsewhere in the group of Dutch companies held, directly or indirectly, by the Company;

(i) that the Issuer has its centre of main interest (as such term is described in Article 3(1) of Council Regulation (EC) No. 1346/2000 of 29 May, 2000 on Insolvency Proceedings (the "EU Insolvency Regulation")), in The Netherlands and that it does not have and will not have an "establishment" (as defined in Article 2(h) of the EU Insolvency Regulation) in any jurisdiction other than The Netherlands; and

(viii) the Indenture will be duly executed and delivered, the terms of the Debt Securities and of their issuance and sale will be duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Issuer and the Debt Securities will be duly executed and the Guarantee will be duly authorized, executed and endorsed on the Debt Securities in accordance with the Indenture, and such Debt Securities will be authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement.

IV.     Scope of our Review / Matters Excluded

The issue of the Debt Securities and the Guarantee are expressed to be governed by the laws of the State of New York, United States of America. As Dutch lawyers we are not qualified to assess the meaning and consequences of the terms of the Documents under the laws of the State of New York, United States of America and we have made no investigation into such laws as a basis for the opinion expressed hereinafter and do not express or imply any opinion thereon. Accordingly, our review of the Documents has been limited to the terms of such documents as they appear on the face thereof without reference to the laws of the State of New York, United States of America. We express no opinion:

(i) as to any laws other than those of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of The Netherlands courts, administrative rulings and notices of and communications with the Dutch Central Bank (De Nederlandsche Bank N.V.), MvF and the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiele Markten) and authoritative literature;

(ii) even though Debt Securities may be issued after the date hereof, that the future or continued performance of any of the Issuer's obligations under or the consummation of the transactions contemplated by the Documents will not contravene such laws, application or interpretation if altered in the future;

(iii) as to any right attaching to a Debt Security and entitling a holder to convert or exchange it into or for any other security;

(iv)       on the tax laws of The Netherlands; or

(v) save as expressly stated below, on international law, including (without limitation) the rules of or promulgated under or by any bi- or multi-lateral treaty or treaty organisation (unless implemented into Netherlands law) or on any anti-trust, insider dealing or competition laws.

Other than to review the documents listed above, we have not examined any contracts, instruments or other documents entered into by or affecting the Issuer or any corporate records of the Issuer and, although we have made the enquiries referred to under II.(a), we have not undertaken any factual investigations or made any other enquiries or searches concerning the Companies and we have otherwise assumed that:

- no competent court has declared that the Issuer is in a situation which requires special measures (bijzondere voorzieningen) within the meaning of Chapter X of the WTK ("Special Measures");

- no effective resolution has been adopted approving a voluntary winding-up (ontbinding), a statutory merger (juridische fusie) or a de-merger (splitsing) of the Issuer (where - in either of the latter two cases - the Issuer would be the disappearing entity);

- no petition has been presented to a court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or moratorium of payments (surseance van betaling) of the Issuer;

- no receiver, trustee, administrator or similar officer has been appointed in respect of the Issuer or any of its respective assets; and

- none of the insolvency procedures listed in respectively Annex A and B of the Council Regulation (EC) no. 1346/2000 on insolvency proceedings have been declared applicable to the Issuer by a court in one of the members states of the European Union (with the exception of Denmark), other than The Netherlands.

Where an assumption is stated to be made in this opinion, we have not made any investigation with respect to the matters that are the subject of such assumption and we express no views as to such matters.

V.      Opinion

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.      The Issuer

The Issuer is registered as: (i) a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (ii) duly incorporated on 30 October 1995 and (iii) validly existing under the laws of The Netherlands.

2.      The Indenture

The Issuer has not omitted to take any internal corporate action to approve and to authorise the execution and performance of the Indenture, the absence of which could give the Issuer the right to assert contracting parties acting in good faith that it has not validly created the Indenture.

3.      Debt Securities

The Debt Securities will constitute valid and legally binding obligations of the Issuer enforceable against it in accordance with their respective terms.

4.      Choice of Law

4.1 The courts of The Netherlands will observe and give effect to the choice of the laws of the State of New York, United States of America as the law governing the Debt Securities in any proceedings in relation to such documents, and the laws of the State of New York, United States of America law would accordingly be applied by the Dutch courts if any of the Documents or the Debt Securities or any claim thereunder comes under their jurisdiction upon proper proof of the relevant provision of the laws of the State of New York, United States of America.

4.2 However, when applying the laws of the State of New York, United States of America as the law governing the Debt Securities, the courts of competent jurisdiction of The Netherlands, if any, by virtue of the 1980 Rome Convention on the Law Applicable to Contractual Obligations (the "Rome Convention"):

       (i) may give effect to the mandatory rules of law of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the Debt Securities (article 7 (1) of the Rome Convention);

       (ii) will apply the law of The Netherlands in a situation where it is mandatory irrespective of the law otherwise applicable to the Debt Securities (article 7 (2) of the Rome Convention);

       (iii) may refuse to apply the laws of the State of New York, United States of America if such application is manifestly incompatible with the public policy of The Netherlands (article 16 of the Rome Convention); and

       (iv) shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance (article 10(2) of the Rome Convention).

4.3    We are not aware of any provision that is likely:

       (a)        to be manifestly incompatible with Netherlands public policy;
                  or

       (b) that is likely to give rise to situations where mandatory rules of Netherlands law will prevail over the chosen law of such documents.

4.4 It should also be noted that we are not aware of any published order, ruling or decision of a Netherlands court, in which such a court has used article 7(1) of the Rome Convention to give overriding effect to foreign mandatory rules pertaining to a law other than the chosen (or applicable) law in commercial or financial litigation brought before such courts.

VI.      Qualifications

The opinion expressed above is subject to the following qualifications:

A. the terms "enforceable", "valid", "legal", "binding" and "effective" (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Netherlands law generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of The Netherlands will in any event be subject to:

       (i) the degree to which the relevant obligations are enforceable under their governing law (if other than Netherlands law), the availability under such governing law of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, undue influence, unforeseen circumstances, force majeure, duress, error, abatement and counter-claim;

       (ii) the nature of the remedies available in the Netherlands courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

       (iii) the acceptance by such courts of jurisdiction;

       in addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium and other similar laws of general application (including Special Measures) relating to or affecting generally the enforcement of creditors' rights and remedies from time to time in effect (including the doctrine of voidable preference within the meaning of Section 3:45 of the Netherlands Civil Code and/or Section 42 et.seq. of the Netherlands Bankruptcy Act (Faillissementswet)) and any emergency measures that may be taken by the Dutch Government under the Dutch Financial Relations Emergency Act (Noodwet Financieel Verkeer); as to insolvency we also would like to draw your attention to the Council Regulation (EC) No. 1346/2000 on insolvency proceedings of 19 May 2000, which has come into effect on 31 May 2002; and

B. any enforcement of the Debt Securities in The Netherlands will be subject to the rules of civil procedure as applied by the courts of The Netherlands; such courts have powers to mitigate the amount of damages, indemnities or penalties provided for in the Documents (including any agreed costs payable in respect of litigation or collection), to the extent it regards them as manifestly excessive and, if so requested, to make an award in a foreign currency; such courts court may also refuse to give effect to any provision in an agreement which would involve the enforcement of foreign revenue or penal laws; enforcement of a judgment for a sum of money expressed in foreign currency against the Issuer's assets located in The Netherlands would be executed, however, in terms of Euro and the applicable rate of exchange would be that prevailing on the date of payment; service of process for any proceedings before the courts of The Netherlands must be performed in accordance with Netherlands laws of civil procedure; as regards jurisdiction generally, the courts of The Netherlands have the power to stay proceedings if concurrent proceedings are being brought elsewhere; finally, the ability of any party to assume control over another party's proceedings before the courts of The Netherlands may be limited by Netherlands rules of civil procedure;

C.     to the extent that the laws of The Netherlands are applicable:

       (a) the provision that the holder of Debt Securities will be treated as its absolute owner may not be enforceable under all circumstances;

       (b) title to Debt Securities would pass upon delivery (levering) within the meaning of Netherlands law) thereof, provided that (i) the transferor is the owner of Debt Securities with power to pass on title (beschikkingsbevoegdheid) or may reasonably be held by the transferee to be the owner and (ii) the transfer is made pursuant to a valid agreement of transfer (geldige titel);

       the courts of The Netherlands may apply the laws of another jurisdiction, if questions of title to Debt Securities are submitted to them;

D. Netherlands substantive law does not have a concept or doctrine identical to the Anglo-American concept of "trust"; nevertheless any trust validly created under its governing law by any of the Documents will be recognized by the courts of The Netherlands in accordance with, and subject to the limitations of, the rules of The Hague Convention on the Law Applicable to Trusts and on their Recognition;

E. under Netherlands law, the front cover of the Registration Statement and of all Debt Securities must mention the Issuer's corporate domicile;

F. if a party to the Documents is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet), the Economic Offences Act (Wet Economische Delicten) or the WTK, or is otherwise the target of any such sanctions, the obligations of the Issuer to that party may be unenforceable or void or otherwise affected;

G. nothing in this opinion is to be read as a statement that all the procedures of US federal courts (such as, without limitation, the compulsion of witnesses by subpoena) will be available against the Issuer;

H. in issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

VII.   Reliance

This opinion:

(a) expresses and describes Netherlands legal concepts in English and not in their original Dutch terms; consequently this opinion is issued and may only be relied upon on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of The Netherlands;

(b)    speaks as of 4.30 p.m. hours Amsterdam time on the date stated above;

(c) is addressed to you and is solely for your benefit although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Validity of Securities". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act;

(d) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein (save as set out hereinabove); and

(e) may not be relied upon by or disclosed to any other person, company, enterprise or institution.

Yours faithfully,

/s/ F.G.B. Graaf

F.G.B. Graaf
(advocaat)
Clifford Chance
Limited Liability Partnership